Exhibit 99.2

June 1, 2015

Ferrellgas Partners, L.P. Announces Public Offering of Common Units

OVERLAND PARK, KANSAS, June 1, 2015 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) announced today that it has commenced an underwritten public offering of 6,325,000 common units representing limited partner interests in FGP. The underwriters will be granted a 30-day option to purchase up to an additional 948,750 common units.

FGP intends to use the net proceeds from the offering, including the proceeds from any exercise of the option to purchase additional common units, to fund a portion of the cash portion of the consideration for the pending acquisition of all of the outstanding membership interests in Bridger Logistics, LLC and its subsidiaries.

J.P. Morgan, UBS Investment Bank, Barclays, BofA Merrill Lynch, RBC Capital Markets and Jefferies are acting as joint book-running managers for the offering. BMO Capital Markets, SunTrust Robinson Humphrey, Capital One Securities, Fifth Third Securities, MUFG and Simmons & Company International are acting as co-managers for the offering.

The offering is being made only by means of a prospectus supplement and accompanying prospectus. A copy of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained from the offices of:

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Attn: Prospectus Department

Telephone: (866) 803-9204

Email: prospectus-eq_fi@jpmorgan.com

An electronic copy of the preliminary prospectus supplement and accompanying prospectus may also be obtained at no charge at the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and accompanying prospectus, each of which is part of an effective shelf registration statement filed by FGP with the SEC.

Ferrellgas Partners, L.P. is a publicly traded partnership serving propane customers and providing midstream services to major energy companies in the United States. FGP is headquartered in Overland Park, Kansas.

CONTACT:                   Jack Herrold, Investor Relations, 913-661-1851

Jim Saladin, Media Relations, 913-661-1833

Scott Brockelmeyer, Media Relations, 913-661-1830